Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Data Knights Acquisition Corp. on Amendment No. 2 to Form S-4 of our report dated April 1, 2022, which includes an explanatory paragraph as to the company’s ability to continue as a going concern, with respect to our audit of the financial statements of Data Knights Acquisition Corp. as of December 31, 2021 and for the period from February 8, 2021 (inception) through December 31, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Marcum LLP

Boston, MA

November 10, 2022